Exhibit 99.1

Kroger Announces Retirement of President and COO Mike Ellis

CINCINNATI, June 30, 2015 – The Kroger Co. (NYSE: KR) today announced that Mike Ellis, Kroger’s president and chief operating officer, has retired after 40 years with the company.

Mr. Ellis joined Fred Meyer in 1975 as a parcel clerk at age 16, and went on to serve in a series of operations and merchandising leadership positions in stores, division management and as a corporate officer. He was vice president of Fred Meyer’s food group before joining The Kroger Co. as a senior officer in 2004. He returned to lead Fred Meyer as president in 2006. He was promoted to senior vice president of retail divisions in 2012, leading five operating divisions, as well as Kroger’s jewelry and convenience store businesses, and became president and COO on January 1, 2014.

Mr. Ellis’ successor will be named at a later date.

“We’re very grateful to Mike for his contributions over the past 40 years, and we wish him all the best in retirement,” said Rodney McMullen, Kroger’s chairman and chief executive officer. “We have long taken a team approach to leadership and together our highly-experienced team of operators and merchandisers is focused on delivering on our aggressive growth goals.”

Kroger, one of the world’s largest retailers, employs nearly 400,000 associates who serve customers in 2,626 supermarkets and multi-department stores in 34 states and the District of Columbia under two dozen local banner names including Kroger, City Market, Dillons, Food 4 Less, Fred Meyer, Fry’s, Harris Teeter, Jay C, King Soopers, QFC, Ralphs and Smith’s. The company also operates 780 convenience stores, 327 fine jewelry stores, 1,342 supermarket fuel centers and 37 food processing plants in the U.S. Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and community organizations. Kroger contributes food and funds equal to 200 million meals a year through more than 100 Feeding America food bank partners. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable and the U.S. Hispanic Chamber’s Million Dollar Club.

Kroger Contacts:

Media: Keith Dailey, (513) 762-1304;

Investors: Cindy Holmes, (513) 762-4969